Exhibit 99.1

SUNEDISON SEMICONDUCTOR INITIATES
MANUFACTURING CONSOLIDATION

St. Peters, Missouri, August 4, 2015 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”), a leading supplier of semiconductor wafers to the global semiconductor device industry, today announced that it has initiated a plan to consolidate its manufacturing footprint to better match demands of the industry. The consolidation will consist of closing its Ipoh, Malaysia wafering plant by the end of 2016, and relocating the associated capacity to other plant sites. The Company does not expect its total capacity to change.
This closure is consistent with the Company's strategy to continuously drive operational efficiencies, improve quality, lower costs, and maximize utilization across its global manufacturing footprint. By late 2016, with the closure of the Ipoh plant, the Company's global footprint will be consolidated from eight to seven plants. The Company does not expect its total capacity to change.
The Ipoh plant produces 200mm semiconductor wafers. SunEdison Semiconductor will work closely with customers to complete the qualifications required and/or build adequate supply to support their needs. During the transition, we expect to continue to deliver superior products and service without disruption to our customers. Employees affected by the closure are being offered customary severance and benefits packages. Further details will be included in our Form 8-K filed with the SEC and discussed during the company's second quarter 2015 results conference call on August 6, 2015.

Forward Looking Statements
Certain matters discussed in this news release are forward-looking statements, including that our belief that the Ipoh closure will be complete by end of 2016, that we will relocate the associated capacity to other sites, our expectation that our capacity will not change and that we will be able to continue to deliver products and service without disruption to our customers. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to meet operational targets included in managements assumptions, our ability to meet customer qualification demands, our ability to meet our customers' production needs at our other facilities and general market conditions which may be beyond our control. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI."

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226